Exhibit 99.04
Page 1
Southern Company
EPS Earnings Analysis
Three Months Ended March 2023 vs. March 2022

Description	Cents

Retail Sales	1¢

Retail Revenue Impacts	7

Weather	(11)

Wholesale & Other Operating Revenues	3

Non-Fuel O&M(*)	2

Depreciation and Amortization	(14)

Interest Expense and Other	(5)

Income Taxes	1

Total Traditional Electric Operating Companies	(16)¢

Southern Power	3

Southern Company Gas	(1)

Parent Company and Other	(2)

Increase in Shares	(2)

Total Change in EPS (Excluding Items)	(18)¢

Estimated Loss on Plants Under Construction[1]	—

Loss on Extinguishment of Debt[2]	—

Total Change in EPS (As Reported)	(18)¢
(*) Includes non-service cost-related benefits income.
- See additional Notes on the following page.

Exhibit 99.04

Southern Company
EPS Earnings Analysis

Notes
(1)Earnings for the three months ended March 31, 2023 and 2022 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling approximately $15 million annually through 2025. Additionally, further charges and credits related to estimated probable losses on Georgia Power Company's construction of Plant Vogtle Units 3 and 4 may occur; however, the amount and timing are uncertain.
(2)Earnings for the three months ended March 31, 2023 include costs associated with the extinguishment of debt at Southern Company. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.